Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Jay Khetani, Vice President of Investor Relations (503) 946-4700
Website: http://www.precast.com

PRECISION CASTPARTS FOURTH QUARTER FISCAL 2015 EARNINGS

SALES OF $2.5 BILLION
ADJUSTED EPS OF $2.94 FROM CONTINUING OPERATIONS (DILUTED)1,2
REPORTED EPS OF $1.06 FROM CONTINUING OPERATIONS (DILUTED)1

•	Reported EPS includes $1.88 in after-tax charges related to asset and inventory valuation adjustments and restructuring activities

•	Organic sales flat on a constant currency basis year-over-year, including the continuing impact of headwinds from an aerospace customer's inventory actions and oil & gas and pipe markets

•	Returned $729 million to shareholders in form of share repurchases; $1.6 billion returned during FY15

•	FY16 guidance of EPS from continuing operations (diluted) of $12.50 - 13.40, with sales of $10.0 - 10.4 billion

PORTLAND, Oregon - May 13, 2015 - Precision Castparts Corp. (NYSE:PCP) reported its results for the fourth quarter of fiscal 2015:

Consolidated PCC
(Unaudited; in millions, except per share data)	Q4 FY15	Q4 FY14	Change
Sales	$2,504	$2,519	(1)%
Consolidated Operating Income	$490	$718	(32)%
Operating Income Margin	19.6%	28.5%	(890)	bp
Net Income from Continuing Operations[1]	$149	$478	(69)%
Earnings per Share - Continuing Operations (diluted)[1]	$1.06	$3.27	(68)%
Adjusted Earnings per Share - Continuing Operations (diluted)[1,2]	$2.94	$3.27	(10)%

“We faced sizable challenges in our oil and gas and pipe markets in the fourth quarter, which clearly had a negative impact on our financial results,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “In response, we have taken decisive measures to adjust our operations to the realities of the demand environment as we see it today, by right sizing our operations, evaluating our inventory positions, and exiting underperforming investments. We believe we have taken the right steps to set the stage for improved results going forward.

1 Attributable to PCC
2 Excludes $265 million, or $1.88 per share (diluted), related to the after-tax impact of restructuring and asset impairment charges recognized during the quarter. The $265 million charge includes $179 million, or $1.27 per share (diluted), related to a non-cash impairment charge associated with the company’s ownership interest in Yangzhou Chengde Steel Tube Co., LTD. (Chengde). This charge is lower than the originally disclosed estimated range of $210 million to $220 million due to finalization of the analysis. The charge also includes a small impairment associated with an unrelated joint venture. See Non-GAAP Financial Measures.

“We expect demand softness in these markets to continue through this fiscal year, with customers deferring decisions on large projects, as well as continuing weakness through the energy distribution chain. That being said, the combination of PCC’s strong technical capabilities and the improved cost structure that results from our actions places us in a very strong position to serve our energy customers now and when stronger demand returns.

“PCC remains very well-positioned in our core commercial aerospace and industrial gas turbine [IGT] markets. We have secured very strong positions on key growth commercial aerospace platforms, including the Airbus A350, the Boeing 787, and the next-generation narrow-bodies, and our operations are gaining visibility to announced production rate ramps on several of these platforms. In the IGT market, we have very strong positions on the programs that are in demand, and we see sustained growth in this market continuing through FY16.

“Our capital allocation framework supports a multi-pronged strategy that prioritizes internal investment and value-creating acquisitions, with excess cash returned to shareholders in the form of share repurchases once the first two criteria are met. During FY15, we acquired ADI for approximately $625 million, and we have closed two smaller acquisitions in Q1 FY16. We continue to be very active on the acquisition front, with several opportunities in front of us. We spent $1.6 billion on share repurchases in FY15, including $729 million in the fourth quarter. The PCC Board of Directors has authorized an additional $2 billion for share repurchases, which we expect to complete in the next 12 to 18 months, with the objective of lowering our share count over time.

“We have taken a realistic look at our markets and operations, and assessed both the risks and opportunities that we see in front of us,” Donegan said. “There are clear positives ahead in the form of continued IGT market share gains, aerospace build rate expansions, and initial production of next-generation engines, but there are also unknowns in our oil and gas-exposed operations and the impact of TIMET Morgantown cost headwinds resulting from the Q4 FY15 furnace incident. Taking all of these factors into consideration, we are establishing our FY16 guidance for EPS from continuing operations of $12.50 to $13.40, with sales in the range of $10.0 to $10.4 billion. PCC is in the right markets for the long term, and we have detailed plans in place to work through the anticipated near-term challenges at the same time that we continue to invest in growth, both internally and through disciplined M&A to continue to drive long-term value for our shareholders.”

FY16 Financial Guidance Summary
($ in billions; except per share and percentage metrics)	FY16
Sales	$10.0 - 10.4
% change year-over-year	+0 - 4%

Operating Income Margin	26.6 - 27.3%
Basis point change year-over-year	(80) - (10)

EPS from Continuing Operations (diluted)	$12.50 - 13.40
% change year-over-year	(1%) - 6%

Free Cash Flow (Defined as cash from operations, less capital expenditures)	~ $1.4 - 1.5

Planning assumptions:

1.	Full-year diluted share count of 137.9 million

2.	Full year effective tax rate ~32.5%

3.	Net interest expense: $70 million

4.	Pension: Stable versus FY15

5.	Currency: Euro = 1.05 and Pound = 1.45

Q4 FY15 Segment Results

Investment Cast Products
(Unaudited; in millions)	Q4 FY15	Q4 FY14	Change
Sales	$648	$629	3%
Operating Income	$233	$224	4%
Operating Margin	36.0%	35.6%	40	bp

•
Sales grew by 3 percent, driven primarily by increased IGT activity. Contractual pass-through pricing was flat year-over-year. Commercial aerospace sales declined by 3 percent year-over-year, resulting primarily from spares demand that was down more than 15 percent, but stable quarter over quarter. Regional/business jet sales were higher, while military shipments were essentially flat. IGT sales improved by 13 percent, driven by the Company’s higher content on upgrade programs and new production turbines, as well as growing spares demand.

•
The segment's operating income increased by 4 percent, and operating margins expanded by 40 basis points year over year from 35.6 percent to 36.0 percent, resulting from effective leverage of higher volumes.

Forged Products
(Unaudited; in millions)	Q4 FY15	Q4 FY14	Change
Sales	$1,067	$1,109	(4)%
Operating Income	$193	$300	(36)%
Operating Margin	18.1%	27.1%	(900)	bp

•
Sales declined by 4 percent, including a negative impact of approximately $21 million from metal prices and contractual pass-through pricing. Commercial aerospace sales grew by 1 percent, with continued negative impact from destocking at a single aerospace customer, although at a moderated year-over-year pace, versus the third quarter of fiscal 2015. Regional/business jet sales grew as well, while military sales declined slightly. Power sales decreased by 18 percent, chiefly as a result of the lower oil & gas and pipe demand, as well as difficult year-over-year comparisons in IGT due to the absence of a customer's fourth-quarter fiscal 2014 retrofit program.

•
Operating income dropped by 36 percent, while operating margins fell 900 basis points to 18.1 percent as a result of negative volume leverage and weaker product mix in oil & gas markets, magnified by negative throughput associated with the decline in oil & gas and other distribution channels, which resulted in higher levels of high-cost inventory in year-end balances.

Airframe Products
(Unaudited; in millions)	Q4 FY15	Q4 FY14	Change
Sales	$789	$781	1%
Operating Income	$237	$232	2%
Operating Margin	30.0%	29.7%	30	bp

•	Sales grew by 1 percent, driven by 7 percent growth in commercial aerospace sales, offset by lower military and general industrial sales.

•
Operating income grew by 2 percent, and operating margins increased 30 basis points from 29.7 percent to 30.0 percent, driven by solid leverage of increased throughput and the benefit from acquisitions.

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Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Time.

NOTE: The presentation charts are immediately available on the Company’s web site: http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://event.on24.com/r.htm?e=812399&s=1&k=2EABCD2C891BCEB68BF3A814440D6419

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system’s compatibility any time prior to the call:
http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to (877) 741-4251, Access Code: 8033651. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations/

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820; the replay pass code is 8033651.
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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is a market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, aerostructures, and highly engineered, critical fasteners for aerospace applications.  In addition, the Company is a leading producer of airfoil castings for the industrial gas turbine market.  PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting, forging, and other industries.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing, and market acceptance of new commercial and military programs, and our ability to accelerate production levels to meet order increases on new or existing programs in a timely fashion; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; cybersecurity threats; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; the timing of new acquisitions; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; fluctuations in oil & gas prices and production; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; and the implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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Precision Castparts Corp.’s press releases are available on the Internet at Globe Newswire’s website - http://www.globenewswire.com or PCC’s home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS 1
(Unaudited; in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	March 29, 2015	March 30, 2014	March 29, 2015	March 30, 2014
Net sales	$2,504	$2,519	$10,005	$9,533
Costs and expenses:
Cost of goods sold[2]	1,839	1,634	6,752	6,253
Selling and administrative expenses	167	167	641	621
Restructuring expense	8	—	8	—
Interest expense	18	17	69	76
Interest income	(1)	(2)	(4)	(5)
Total costs and expenses	2,031	1,816	7,466	6,945
Income before income tax expense and equity in earnings of unconsolidated affiliates	473	703	2,539	2,588
Income tax expense	(149)	(223)	(816)	(830)
Equity in earnings of unconsolidated affiliates	(173)	—	(175)	1
Net income from continuing operations	151	480	1,548	1,759
Net (loss) income from discontinued operations	(14)	6	(15)	25
Net income	137	486	1,533	1,784
Net income attributable to noncontrolling interests	(2)	(2)	(3)	(7)
Net income attributable to Precision Castparts Corp. ("PCC")	$135	$484	$1,530	$1,777
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations[3]	$1.07	$3.29	$10.83	$12.03
Net (loss) income per share from discontinued operations	(0.11)	0.04	(0.10)	0.17
Net income per share	$0.96	$3.33	$10.73	$12.20
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations[3]	$1.06	$3.27	$10.77	$11.95
Net (loss) income per share from discontinued operations	(0.10)	0.04	(0.11)	0.17
Net income per share	$0.96	$3.31	$10.66	$12.12
Weighted average common shares outstanding:
Basic	139.9	145.3	142.6	145.6
Diluted	140.7	146.4	143.5	146.6
	Three Months Ended		Twelve Months Ended
	March 29, 2015	March 30, 2014	March 29, 2015	March 30, 2014
Sales by Segment
Investment Cast Products	$648	$629	$2,536	$2,462
Forged Products	1,067	1,109	4,259	4,189
Airframe Products	789	781	3,210	2,882
Total	$2,504	$2,519	$10,005	$9,533
Segment Operating Income (Loss)[4]
Investment Cast Products	$233	$224	$913	$874
Forged Products	193	300	1,008	1,075
Airframe Products	237	232	968	863
Corporate expense	(38)	(38)	(150)	(153)
Restructuring and asset impairment	(135)	—	(135)	—
Consolidated segment operating income	490	718	2,604	2,659
Interest expense	18	17	69	76
Interest income	(1)	(2)	(4)	(5)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$473	$703	$2,539	$2,588

[1] Reported results for the three and twelve months ended March 30, 2014 have been restated for discontinued operations.
[2] Cost of goods sold for the three and twelve months ended March 29, 2015 includes $120M of inventory impairment and $7M of other asset impairment.
[3] Net income per share from continuing operations for the three and twelve months ended March 29, 2015 includes $1.88 per share related to the after-tax impact of restructuring and asset impairment.
[4] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET, CASH FLOW AND SALES INFORMATION
(Unaudited; in millions)

	March 29, 2015	March 30, 2014
Cash and Debt Balances
Cash	$474	$361
Total Debt	$4,587	$3,572
Total PCC Shareholders' Equity	$10,929	$11,386

Working Capital Items[1]
Receivables, Net	$1,710	$1,568
Inventories	3,640	3,426
Accounts Payable	1,162	1,039
Total	$4,188	$3,955

	Three Months Ended
	March 29, 2015	March 30, 2014
Selected Cash Flow Items[1]
Depreciation and Amortization	$86	$76
Capital Expenditures	$(170)	$(92)
Acquisitions of Businesses, Net of Cash Acquired	$—	$(153)

	Three Months Ended
	March 29, 2015	March 30, 2014
Sales by Market[1]
Aerospace	70%	69%
Power	17%	18%
General Industrial & Other	13%	13%

[1] Reported results exclude discontinued operations.

Non-GAAP Financial Measures

Financial measures that exclude the impact of restructuring and asset impairment charges are non-GAAP (“Generally Accepted Accounting Principles in the United States”) measures. To provide investors with a broader understanding of consolidated operating income earnings, the Company is providing adjusted earnings per share from continuing operations (diluted) excluding restructuring and asset impairment charges recognized during the quarter, along with the GAAP measure of earning per share from continuing operations (diluted), because the excluded items are infrequent in nature.

Management believes that measuring earnings per share from continuing operations (diluted) without the restructuring and asset impairment charges is important to investors because by separating out items that are infrequent in nature, the adjusted measure presents investors with a clearer comparison of the underlying earnings per share from continuing operations (diluted) against results of other periods.

A reconciliation of non-GAAP financial measures to the comparable GAAP measures is as follows:

(Unaudited)
Adjusted Earnings per Share from Continuing Operations (diluted)		$2.94
Less:	Impairment charge related to Chengde	1.27
	Impairment charges related to inventory and other assets	0.58
	Restructuring charges	0.03
Earnings per Share from Continuing Operations (diluted)		$1.06